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         (LETTERHEAD OF PERRY, GUTHERY, HAASE & GESSFORD, P.C., L.L.O.)


November 6,2003



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

               Re:   Nelnet, Inc. (the "Company")
                     Registration Statement on Form S-1 (File No. 333-108070)

Dear Sir/Madam:

We have been requested to advise regarding the legality of the shares of Class A common stock of the Company, par value $0.01 per share (the "Shares"), issuable as contemplated by the Company's registration statement on Form S-1 (File No. 333-108070) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we advise you that in our opinion, when issued in the manner and for the consideration contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.

                              Very truly yours,


                              /s/ Perry, Guthery, Haase & Gessford, P.C., L.L.O.